                            REORGANIZATION AGREEMENT

     AGREEMENT, dated as of July 14, 1998, among TIME WARNER COMPANIES, INC., a Delaware corporation ("TWX"), MEDIAONE GROUP, INC. (formerly U S WEST, INC.), a Delaware corporation ("MediaOne"), ADVANCE/NEWHOUSE PARTNERSHIP, a New York general partnership ("A/N"), TIME WARNER ENTERTAINMENT COMPANY, L.P., a Delaware limited partnership ("TWE"), and TIME WARNER ENTERTAINMENT-ADVANCE/NEWHOUSE PARTNERSHIP, a New York general partnership ("TWE-A/N").

                              W I T N E S S E T H:

     WHEREAS, TWX, MediaOne and certain of their respective subsidiaries are parties to the Agreement of Limited Partnership of TWE, dated as of October 29, 1991, as amended (the "TWE Partnership Agreement"), pursuant to which the parties thereto formed TWE;

     WHEREAS, TWE, A/N and PARAGON COMMUNICATIONS, a New York general partnership all the interests of which are owned by subsidiaries of TWX and by TWE ("Paragon"), are parties to the Partnership Agreement of TWE-A/N, dated as of September 9, 1994, as amended (the "TWE-A/N Partnership Agreement"), pursuant to which the parties thereto formed TWE-A/N;

     WHEREAS, TWE and TWE-A/N and TWX, through the Local Operating Entities (as defined herein), are jointly engaged in a business which provides telephony services to business customers in markets in which the cable television systems of TWE, TWE-A/N and TWX are located (the "Time Warner Telecom Business");

     WHEREAS, the parties hereto desire to contribute the Time Warner Telecom Business to a newly formed entity, distribute the equity of such entity to TWX, MediaOne and A/N and effect a public debt offering of such entity;

     WHEREAS, TWE and MediaOne are parties to the Option Agreement, dated as of September 15, 1993 (the "Option Agreement"), pursuant to which TWE has granted to MediaOne an option to increase its partnership interest in TWE in certain circumstances (the "Option");

     WHEREAS, in connection with the transactions contemplated hereby, TWE and MediaOne desire to provide for certain adjustments to the terms of the Option; and

     WHEREAS, the parties hereto are entering into this Agreement to effect the foregoing transactions and certain other related transactions described herein and to make certain representations and warranties and enter into certain covenants and agreements in connection therewith.

     NOW, THEREFORE, in reliance upon the representations and warranties made herein and in consideration of the mutual agreements herein contained, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     1.1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

     "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person.

     "Agreement" shall mean this Reorganization Agreement, as it may be amended, restated, modified or supplemented from time to time in accordance with its terms.

     "Annualization Factor" means (a) with respect to any Threshold Telecom Disposition occurring prior to the beginning of the two-year period referred to in Section 3.1(a)(i), eight and (b) with respect to any Threshold Telecom Disposition occurring during the two-year period referred to in Section 3.1(a)(i), the product of eight and a fraction the numerator of which is the number of days from the date of such Threshold Telecom Disposition to the end of such two-year period and the denominator of which is 730.

     "A Sub-Account" shall have the meaning ascribed to such term in the TWE Partnership Agreement.

     "A Threshold" shall have the meaning ascribed to such term in the TWE Partnership Agreement.

     "B Threshold" shall have the meaning ascribed to such term in the TWE Partnership Agreement.

     "Cable EBITDA" shall have the meaning ascribed to such term in the Option Agreement.

     "Class A Partner" shall have the meaning ascribed to such term in the TWE Partnership Agreement.

     "Common Partnership Units" shall have the meaning ascribed to such term in the TWE-A/N Partnership Agreement.

     "Common Sub-Account" shall have the meaning ascribed to such term in the TWE Partnership Agreement.

     "Company EBITDA" shall mean, for any period, the net income of the Company or any successor of the Company, plus the sum of interest expense, income tax expenses, depreciation and amortization (in each case, to the extent deducted in determining such net income), determined in a manner consistent with the calculation of Cable EBITDA. In determining Company EBITDA, the proportional method of consolidation shall be used for all joint ventures and other interests held by the Company or such successor.

     "Control Termination Date" shall mean the earlier of (i) the date on which the TW Partners and the MediaOne Partner cease to collectively hold the right pursuant to the LLC Agreement, Stockholders' Agreement or any successor agreements to designate a majority of the Members' Committee or Board of Directors of the Company or any successor of the Company or (ii) the date upon which a sale of all or substantially all of the assets of the Company or any successor of the Company is consummated.

     "Executive Committee" shall have the meaning ascribed to such term in the TWE-A/N Partnership Agreement.

     "Gross Option Amount" shall have the meaning ascribed to such term in the Option Agreement.

     "Governmental Authority" shall mean any foreign, Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Local Operating Entities" shall mean the partnerships and corporations, all of the interests of which are directly or indirectly owned by TWE, TWE-A/N and TWX, through which the Time Warner Telecom Business is currently operated, other than those specified on Schedule I hereto.

     "Long Range Plan" shall mean the long range plan of the Time Warner Telecom Business attached as Exhibit A hereto.

     "Management Committee" shall have the meaning ascribed to such term in the TWE Partnership Agreement.

     "MediaOne Partner" shall mean MediaOne Group, Inc. (formerly U S WEST Multimedia Communications, Inc.), a Colorado corporation.

     "Option Closing" shall have the meaning ascribed to such term in the Option Agreement.

     "Option Entitlement" shall have the meaning ascribed to such term in the Option Agreement.

     "Participating Percentage Share" shall have the meaning ascribed to such term in the TWE Partnership Agreement.

     "Person" shall mean an individual, corporation, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

     "SAR Amount" shall have the meaning ascribed thereto in the Option
Agreement.

     "SAR Election" shall have the meaning ascribed thereto in the Option Agreement.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Third Party" shall mean a party or parties un-Affiliated with any of the parties hereto.

     "TWE-A/N Share" shall mean 57.5%.

     "TWE Initial Equity" shall mean (a) the Interests issued to TWE pursuant to
Section 2.1(c)(i) and 2.2(a)(i), (b) the shares of Class B Common Stock issued in the Reconstitution in respect of the Interests issued to TWE pursuant to
Section 2.1(c)(i) and 2.2(a)(i), or (c) any equity securities of the Company or any successor of the Company issued in respect of such Interests or shares of Class B Common Stock (or Class A Common Stock received upon conversion thereof) in connection with a merger, reorganization or other corporate transaction involving the Company.

     "TWE Option Share" shall mean, as of any date, the percentage which the TWE Initial Equity represents of the issued and outstanding common equity of the Company or any successor to the Company; provided, however, that the TWE Option Share shall equal 74.02% as of any date from and after the Control Termination Date. In calculating the "TWE Option Share" for all purposes of this Agreement (other than for purposes of Sections 3.2 and 3.3(a) prior to the Control Termination Date), there shall be excluded from the issued and outstanding common equity of the Company the shares of Class A Common Stock issued by the Company in the IPO Transaction.

     "TWE Share" shall mean 36.5%.

     "TW Partners" shall mean TWX, American Television and Communications Corporation, a Delaware corporation, Warner Communications Inc., a Delaware corporation, and TW/TAE Inc., a Delaware corporation.

     "TW/KBLCOM" shall mean FibrCOM Holdings L.P., a Delaware limited partnership that is owned by TW/KBLCOM Inc., a Delaware corporation.

     "TWX Company Share" shall mean 6.0%.

     1.2 Terms Defined Elsewhere in the Agreement. For purposes of this Agreement, the following terms shall have the meanings set forth in the sections indicated:



        Term                                                        Section
        ----                                                        -------

        Company.....................................................................2.1(a)
        Company Indebtedness........................................................2.1(b)
        Contribution................................................................2.1(a)
        Debt Percentage.............................................................3.1(b)
        Debt Registration Statement.................................................2.1
        Debt Transaction............................................................2.3
        Distribution................................................................2.2(a)
        Interests...................................................................2.1(c)
        IPO Transaction.............................................................2.4(a)
        Mandatory Prepayment........................................................3.1(c)
        MediaOne..................................................................recitals
        Option....................................................................recitals
        Option Agreement..........................................................recitals
        Paragon...................................................................recitals
        Successor Securities........................................................3.3(a)
        Time Warner Telecom Business..............................................recitals
        Time Warner Telecom Value...................................................3.4
        Threshold Telecom Acquisition...............................................3.1(b)



        Threshold Telecom Disposition...............................................3.1(c)
        TWE.......................................................................recitals
        TWE Partnership Agreement.................................................recitals
        TWE-A/N...................................................................recitals
        TWE-A/N Partnership Agreement.............................................recitals
        TWX.......................................................................recitals
        Value Adjustment............................................................3.3(a)

     1.3 Other Definitional Provisions. (a) The words "hereof", "herein", and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

     (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

     (c) The terms "dollars" and "$" shall mean United States dollars.

                                   ARTICLE II

                       THE CONTRIBUTION; THE DISTRIBUTION;
                    THE DEBT TRANSACTION; THE IPO TRANSACTION

     2.1. The Contribution. (a) Immediately prior to the effectiveness of the Registration Statement on Form S-1 with respect to the Debt Transaction (the "Debt Registration Statement"), but subject to the conditions specified herein, TWE, TWE-A/N and TWX shall contribute (the "Contribution") all of the assets and liabilities of the Time Warner Telecom Business to TIME WARNER TELECOM LLC, a newly formed Delaware limited liability company (the "Company"). The Contribution shall be effected substantially in accordance with the transaction steps specified in Exhibit B hereto.

     (b) It is agreed that all contributions or advances made by TWE, TWE-A/N and TWX to the Local Operating Entities prior to July 1, 1997 were made in the form of equity contributions and that all contributions and advances made (or being made) by TWE, TWE-A/N and TWX to the Local Operating Entities from and after July 1, 1997 were made (or are being made) in the form of loans. In connection with the Contribution, existing indebtedness owed by the Local Operating Entities to TWE, TWE-A/N and TWX not exceeding the applicable amount set forth below (pro-rated on a monthly basis during a quarter) shall remain outstanding (the "Company Indebtedness"):


               End of Fiscal Quarter in              Amount of Company
               which Contribution Occurs             Indebtedness
              ---------------------------           -------------------

               First Quarter 1998                    $150 million
               Second Quarter 1998                   $180 million
               Third Quarter 1998                    $215 million
               Fourth Quarter 1998                   $260 million


If the actual amount of indebtedness owed by the Local Operating Entities to TWE, TWE-A/N and TWX as of the date of the Contribution exceeds the applicable cap set forth above, then such excess indebtedness shall be funded by TWE, TWE-A/N and TWX on a pro rata basis based upon the relative participation percentages of their respective Interests.

     (c) In connection with the Contribution, the Company shall issue all of the limited liability interests of the Company (each, an "Interest" and collectively the "Interests") as follows:

          (i) TWE shall be issued an Interest having a participation percentage equal to the TWE Share.

          (ii) TWE-A/N shall be issued an Interest having a participation percentage equal to the TWE-A/N Share.

          (iii) TW/KBLCOM shall be issued an Interest having a participation percentage equal to the TWX Company Share.

     2.2. The Distribution. (a) Immediately following consummation of the Contribution, the parties hereto shall cause the following transactions to occur in the order set forth below (collectively, the "Distribution"):

     (i) TWE-A/N shall distribute 33.33% of the Interest which TWE-A/N receives in connection with the Contribution to A/N, 65.26% of the Interest which TWE-A/N receives in connection with the Contribution to TWE and 1.41% of the Interest which TWE-A/N receives in connection with the Contribution to Paragon. Such distributions shall be deemed to have been made in respect of the Common Partnership Units of TWE, A/N and Paragon.

     (ii) TWE shall distribute all of the Interests which TWE receives in connection with the Contribution and pursuant to the distribution contemplated by Section 2.2(a)(i) to the MediaOne Partner and the TW Partners in accordance with their respective Participating Percentage Shares. Such distributions shall be deemed to have been made in respect of the Common Sub-Accounts of the MediaOne Partner and the TW Partners. TWX, on behalf of itself and the TW Partners, and MediaOne, on behalf of itself and the MediaOne Partner, acknowledge and agree that the distributions contemplated by this Section 2.2(a)(ii) shall not be taken into account in determining whether distributions to a Class A Partner and its Affiliates equal or exceed the A Threshold or the B Threshold of such Class A Partner for purposes of Article VIII of the TWE Partnership Agreement.

     (b) In connection with the Distribution the TW Partners, the MediaOne Partner, A/N, Paragon and TWI/KBLCOM shall execute the LLC Agreement of the Company, in the form attached as Exhibit C hereto (the "LLC Agreement").

     (c) The parties agree that the rights of TWE, TWE-A/N and TWX in respect of the Company Indebtedness shall not be distributed by TWE-A/N or TWE to TWX, MediaOne or A/N in connection with the Distribution.

     2.3. The Debt Transaction. Following the Distribution, the parties shall cause the Company to effect an offering of debt securities of the Company (the "Debt Transaction"). The execution of this Agreement shall be deemed to be an agreement of the parties to effect the Debt Transaction. The terms of the Debt Transaction, including, without limitation, the terms of the underwriting arrangements and the pricing of any securities offered, shall be subject to the approval of the Management Committee and the Executive Committee, and any such approval shall bind the TW Partners, the MediaOne Partner, A/N, Paragon and TW/KBLCOM. In connection with the Debt Transaction, the Company Indebtedness shall remain outstanding and shall be evidenced by a promissory note of the Company in the form of Exhibit D hereto, which shall be duly executed and delivered by the Company concurrently with the Contribution.

     2.4. The IPO Transaction. (a) Following consummation of the Debt Transaction, at such time as is determined in the manner required by the LLC Agreement, the parties shall cause the Company to effect an initial public offering of primary equity of the Company (the "IPO Transaction"). The terms of the IPO Transaction, including, without limitation, the terms of the underwriting arrangements and the pricing of any securities offered, shall be determined as set forth in the LLC Agreement.

     (b) All or a portion of the proceeds received by the Company pursuant to the IPO Transaction shall be used to repay the Company Indebtedness as set forth in the promissory note evidencing such Company Indebtedness.

                                   ARTICLE III

                              ADJUSTMENTS TO OPTION

     3.1. Cable EBITDA Adjustment. (a) From and after the consummation of the Distribution, Cable EBITDA, for the two calendar years ending immediately prior to the date of any exercise of the Option, shall be increased by an amount equal to the sum of:

          (i) for the portion of such two year period, if any, commencing on the date the Distribution is effected, and ending prior to the Control Termination Date, the product of (x) the TWE Option Share multiplied by (y) the Company EBITDA for such period; plus

          (ii) for the portion of such two year period, if any, beginning on the Control Termination Date, the product of (x) the TWE Option Share multiplied by (y) the EBITDA of the Company set forth in the Long Range Plan for such period; provided, however, that if such period includes a portion of a calendar year, the EBITDA of the Company set forth in the Long Range Plan for such calendar year shall be appropriately prorated.

     (b) In the event that the Company makes an acquisition that would be treated as a "Threshold Cable Acquisition" under the Option Agreement if it were made by the Cable Division of TWE (a "Threshold Telecom Acquisition"), then, for purposes of Section 3.1(a)(i), Company EBITDA shall be decreased by the Adjustment Percentage (as defined in the Option Agreement) of any amounts borrowed or deemed borrowed by the Company prior to or during the two year period referred to in Section 3.1(a)(i) in order to make such Threshold Telecom Acquisition (with the amount deemed borrowed being the net increase (up to the purchase price of such Threshold Telecom Acquisition), within a 135-day period prior to or subsequent to such Threshold Telecom Acquisition, in the amount of any indebtedness of the Company); provided, however, that the amount by which Company EBITDA shall be decreased in accordance with this sentence shall in no event exceed the Debt Percentage of the Company EBITDA generated by the assets or businesses that are the subject of such Threshold Telecom Acquisition during such two year period. For purposes of the foregoing, (1) "Debt Percentage" shall mean a fraction, the numerator of which is the amount borrowed or deemed borrowed by the Company in order to make the Threshold Telecom Acquisition and the denominator of which is the total value of the consideration paid in connection with the Threshold Telecom Acquisition, (2) the total value of the consideration paid in connection with a Threshold Telecom Acquisition shall mean the sum of (A) the market value on the date of consummation of such Threshold Telecom Acquisition of any securities or assets issued or transferred by the Company in connection with such Threshold Telecom Acquisition, (B) the aggregate amount of any cash paid by the Company in connection with such Threshold Telecom

Acquisition and (C) the aggregate principal amount of any indebtedness assumed by the Company in connection with such Threshold Telecom Acquisition and (3) in determining the amount of Company EBITDA generated by the assets or businesses that are the subject of such Threshold Telecom Acquisition, incremental corporate overhead of the Company resulting from such Threshold Telecom Acquisition shall be allocated to such assets or businesses and, to the extent assets are co-mingled or shared, TWX and MediaOne shall negotiate in good faith to agree on a methodology to determine the actual Company EBITDA generated by such assets or businesses. It is acknowledged and agreed that the provisions of this Section 3.1(b) shall only apply to the determination of Company EBITDA pursuant to Section 3.1(a)(i) prior to the Control Termination Date and shall not apply to the adjustments to Cable EBITDA contemplated by Section 3.1(a)(ii) beginning on the Control Termination Date.

     (c) In the event that the Company makes a disposition (including a distribution of the stock of a Subsidiary to its stockholders, but excluding a disposition of all or substantially all of the assets of the Company or a liquidating distribution), that would be treated as a "Threshold Cable Disposition" under the Option Agreement if it were made by the Cable Division of TWE (a "Threshold Telecom Disposition"), then, for purposes of Section 3.1(a)(i), Company EBITDA shall be increased by (x) the Adjustment Percentage of any proceeds of such Threshold Telecom Disposition occurring prior to or during the two-year period referenced in Section 3.1(a)(i) to the extent such proceeds are used to make a Mandatory Prepayment (as defined below) or are distributed to the Company's stockholders as a dividend or used to repurchase or redeem shares of the Company's capital stock or (y) the Adjustment Percentage of the value of the Subsidiary distributed to the Company's stockholders; provided, however, that the amount by which Company EBITDA shall be increased in accordance with this sentence shall in no event exceed the Annualization Factor times the actual amount of Company EBITDA generated by the assets or businesses that are the subject of such Threshold Telecom Disposition during the last full fiscal quarter completed prior to the consummation of such Threshold Telecom Disposition (accreted at a rate equal to the growth rate of the remaining Company EBITDA during the relevant period), reduced by the amount of incremental corporate overhead of the Company attributable to such assets or businesses. For purposes of the foregoing, (1) a "Mandatory Prepayment" shall mean amounts used to prepay outstanding indebtedness of the Company or any of its Subsidiaries required to be prepaid under the terms of any indenture or loan agreement to which the Company or any of its Subsidiaries is a party, to the extent so applied within 180 days following consummation of such Threshold Telecom Disposition and (2) the proceeds of a Threshold Telecom Disposition shall be deemed to have been distributed to the Company's stockholders as a dividend or used to repurchase or redeem shares of the Company's capital stock to the extent the Company pays a dividend on its capital stock (other than regular cash dividends in amounts comparable to amounts paid prior to the time of such Threshold Telecom Disposition) or repurchases or redeems shares of its capital stock within 180 days following the consummation of such Threshold Telecom Disposition. It is acknowledged and agreed that the provisions of this Section 3.1(c) shall only apply to the determination of Company EBITDA pursuant to Section 3.1(a)(i) prior to the Control Termination Date and shall not apply to the adjustments to Cable EBITDA contemplated by
Section 3.1(a)(ii) beginning on the Control Termination Date.

     3.2. Determination of Gross Option Amount. From and after the Distribution, the valuation of TWE as a going concern for purposes of determining the fair market value of the partnership interest represented by the Gross Option Amount under Section 2 of the Option Agreement shall be increased by an amount equal to the product of (x) the TWE Option Share multiplied by (y) the Time Warner Telecom Value (as defined below) as of the date of such valuation of TWE.

     3.3. Additional Value Delivery. (a) From and after the Distribution, the Option shall be adjusted so that upon each exercise by MediaOne of the Option, MediaOne shall be entitled to receive at the Option Closing additional value (the "Value Adjustment") equal to the product of (x) the TWE Option Share multiplied by (y) the Time Warner Telecom Value as of the last day of the immediately preceding calendar year multiplied by (z) (A) if a SAR Election is not made by MediaOne, the Option Entitlement (or if a portion of the Option is exercised, such portion of the Option Entitlement) and (B) if a SAR Election is made by MediaOne, the Participating Percentage Share represented by the SAR Amount as determined pursuant to Section 2(e) of the Option Agreement (without giving effect to any adjustments pursuant to Section 8 of the Option Agreement). The Value Adjustment shall be payable by TWE, at the option of TWX, (i) in cash,
(ii) in Interests or shares of Class B Common Stock (or equity securities of a successor to the Company or a Person which purchases the Company ("Successor Securities")) owned by TWX or (iii) in additional partnership interests in TWE.

     (b) If TWX elects that the Value Adjustment be paid in Interests, shares of Class B Common Stock or Successor Securities, (A) if shares of Class A Common Stock or such Successor Securities are publicly traded at such time, such shares of Class B Common Stock or Successor Securities shall be valued based upon the average of the closing prices of the Class A Common Stock or such Successor Securities for the ten trading days immediately prior to the Option Closing and
(B) the Interests and, if shares of Common Stock or such Successor Securities are not publicly traded at such time, such shares of Class B Common Stock or such Successor Securities, shall be valued as of the 10th day prior to the Option Closing by an investment banking firm, which shall be selected by two other investment banking firms, one selected by TWX and one selected by MediaOne. Each of TWX and MediaOne shall instruct the investment banking firms so selected to select the third investment banking firm within 30 days following an exercise by MediaOne of the Option. The investment banking firm selected in accordance with the foregoing procedure shall submit a written report setting forth its determination of such value no later than 45 days after the date of its selection. The fees, costs and expenses of the investment banking firms so selected shall be borne by TWE.

     (c) If TWX elects that the Value Adjustment be paid in additional partnership interests in TWE, the Common Sub-Account and A Sub-Account of the MediaOne Partner shall be increased by an amount representing a Participating Percentage Share equal to the quotient of (x) the Value Adjustment divided by
(y) the fair market value of the portion of TWE represented by the aggregate A Sub-Accounts and Common Sub-Accounts based on a valuation of TWE as a going concern as determined in accordance with the procedures set forth in Section 2(a) of the Option Agreement, which amount shall be adjusted in a manner consistent with Section 8 of the Option Agreement to give effect to the dilution, if any, of the MediaOne Partner's existing Common Sub-Account and A Sub-Account resulting from such increase (provided that such dilution adjustment shall be made without giving effect to any additional partnership interests issued to the MediaOne Partner upon exercise of the Option). Such issuances of partnership interests in TWE shall be effected in accordance with Sections 7.2(a) and 8.2(c) of the TWE Partnership Agreement.

     3.4. Determination of Time Warner Telecom Value. As used in this Agreement, "Time Warner Telecom Value" shall have the following meaning:

     (a) If the date of valuation is prior to the Control Termination Date, "Time Warner Telecom Value" shall equal the private market value of the Company or a successor to the Company as a going concern as determined by the investment banking firm selected to determine the valuation of TWE as a going concern for purposes of determining the Gross Option Amount under Section 2(a) of the Option Agreement (which value shall equal the price at which all of the outstanding equity of the Company or such successor could be sold on the date of such valuation in a private transaction to an unrelated Third Party on an arms-length basis, taking into account any control premium for the Company or such successor as a whole).

     (b) If the date of valuation is after the Control Termination Date, "Time Warner Telecom Value" shall equal the private market value of the Company as a going concern on the date of the closing of the Distribution (which value shall equal the price at which all of the outstanding equity of the Company could be sold on the date of the closing of the Distribution in a private transaction to an unrelated Third Party on an arms-length basis, taking into account any control premium for the Company as a whole and prior to any "IPO discount") accreted on a daily basis at a rate of 15% per annum from the closing of the Distribution (compounded quarterly). Such value shall be as determined in the following manner. Each of TWX and MediaOne shall select an investment banking firm and shall instruct the investment banking firms so selected to select a third investment banking firm within 30 days following the closing of the Distribution. The investment banking firm selected in accordance with the foregoing procedure shall submit a written report setting forth its determination of the value of such securities no later than 45 days after the date of its selection. The fees, costs and expenses of the investment banking firms so selected shall be borne by TWE.

     3.5. Certain Procedures for Option Exercise. In the event any dispute arises as to any determination or calculation required to be made pursuant to the Option Agreement or this Article III, TWE and MediaOne shall negotiate in good faith to resolve such dispute as soon as practicable thereafter. In the event TWE and MediaOne are unable to resolve any such dispute, such dispute shall be resolved by a nationally recognized accounting firm selected jointly by MediaOne and TWE which is not an accounting firm regularly employed by MediaOne or TWE or their respective Affiliates. Such accounting firm shall inform the disputing parties of its resolution of such dispute by delivering a written report to TWE and MediaOne within 30 days after its selection. The decision of such accounting firm with respect to such dispute shall be final and binding upon TWE and MediaOne.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

     Each of the parties hereto hereby represents and warrants to the other parties hereto as follows:

     4.1. Organization. Such party is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate or partnership power and authority to own and operate and to carry on its business as currently conducted.

     4.2. Authorization. Such party has full corporate or partnership power and authority to execute and deliver this Agreement, and to perform its obligations hereunder. The execution, delivery and performance by such party of this Agreement have been duly and validly authorized and no additional corporate or partnership authorization or consent is required in connection with the execution, delivery and performance by such party of this Agreement.

     4.3. Consents and Approvals. Except as specifically set forth in Schedule
4.3 or as required by the HSR Act, no consent, approval, waiver or authorization is required to be obtained by such party from, and no notice or filing is required to be given by such party to, or made by such party with, any federal, state, local or other Governmental Authority or other Person in connection with the execution, delivery and performance by such party of this Agreement.

     4.4. Non-Contravention. Except as set forth in Schedule 4.4, the execution, delivery and performance by such party of this Agreement, and the consummation of the transactions contemplated hereby, does not and will not (i) violate any provision of the charter and bylaws or partnership agreement or other organizational documents of such party or (ii) assuming compliance with the matters set forth in Section 4.3, violate or result in a breach of or constitute a default under any law of any court or Governmental Authority to which such party is subject.

     4.5. Binding Effect. This Agreement constitutes a valid and legally binding obligation of such party enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     4.6. No Other Representations or Warranties. Except as otherwise specifically set forth herein, the Company acknowledges and agrees that it has satisfied itself as to the state and condition of the assets of the Time Warner Telecom Business. Except as otherwise specifically set forth herein, (i) the Company accepts the condition of the assets and businesses of the Time Warner Telecom Business AS IS AND WHERE IS, (ii) none of TWE, TWE-A/N, TWX, MediaOne or A/N makes any express or implied representations, warranties or guarantees as to the condition, extent, type or value thereof and (iii) the Company acknowledges and agrees that TWE, TWE-A/N, TWX, MediaOne and A/N have made no such representations or warranties. Without limiting the generality of the foregoing words of exclusion, there are excluded, in particular, representations and warranties by TWE, TWE-A/N, TWX, MediaOne and A/N as to title, quiet possession, merchantable quality, fitness for any particular, or any, purpose and as to description, as regards any asset of the Time Warner Telecom Business or the use of any such asset by either the Company or any of its Subsidiaries following the Contribution. The exclusions and limitations of liability in this Section 4.6 shall arise and continue notwithstanding the termination of this Agreement, and shall operate as waivers by the Company and its Affiliates of any claims in tort as well as under the law of contract. Such exclusions and limitations shall be in addition to, not in substitution for, and notwithstanding any, right of reimbursement or relief otherwise available to TWE, TWE-A/N, TWX, MediaOne or A/N.

                                    ARTICLE V

                        CERTAIN COVENANTS AND AGREEMENTS

     5.1. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each party shall use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities), if any and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities), (ii) the obtaining of all necessary consents, approvals or waivers from Third Parties and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby.

     (b) Without limiting the foregoing and notwithstanding anything to the contrary in this Agreement, except as expressly set forth in the LLC Agreement or the Stockholders' Agreement contemplated thereby, no party to this Agreement shall be required to agree to any prohibition, limitation or other requirements, including but not limited to (i) any prohibition or limitation on the ownership or operation by such party or any of its Subsidiaries or Affiliates of any portion of the business or assets of such party or any of its Subsidiaries or Affiliates, or any prohibition or limitation that would compel such party or any of its Subsidiaries or Affiliates to dispose of or hold separate any portion of the business or assets of such party or any of its Subsidiaries or Affiliates,
(ii) any prohibition or limitation on the rights of such party to acquire, own or enter into any businesses or lines of businesses, (iii) any prohibition or limitation on the ability of such party to acquire or hold, or exercise full rights of ownership of, any interests in or shares of capital stock of the Company, including the right to vote the capital stock of the Company acquired by it on all matters properly presented to the stockholders of the Company, (iv) any prohibition or limitation on such party or any of its Subsidiaries or Affiliates from effectively controlling in any material respect the business or operations of such party or any of its Subsidiaries or Affiliates or (v) any change in any respect in the governance of the Company from that set forth in the Certificate of Incorporation, the Company's By-Laws and this Agreement, any change in such party's rights under the LLC Agreement, Stockholders' Agreement or this Agreement or any limitations on the ability of such party to exercise any such rights.

     5.2. Employee Options. For purposes of Section 17.7(b) of the TWE Partnership Agreement and Section 3.1(h)(i)(3) of the TWEAN Partnership Agreement, officers and employees of the Company and its subsidiaries or any successor(s) thereto that, prior to the date hereof, have been issued options to acquire securities of TWX shall, notwithstanding the Distribution, continue to be Eligible Option Holders (as such term is defined in the TWE Partnership Agreement) from and after the Distribution.

     5.3. Indemnification. The Company hereby agrees to indemnify and hold harmless TWX, MediaOne, AN, TWE and TWE-A/N and each of their respective directors, officers, employees and Affiliates from and against any and all losses, liabilities, obligations, damages, costs and expenses (including reasonable fees and disbursements of counsel) based upon, attributable to, or arising out of, the operation of the Time Warner Telecom Business whether before, on or after the date of the Contribution.

                                   ARTICLE VI

                           CONDITIONS TO TRANSACTIONS

     6.1. Conditions to Transactions. The obligations of TWX, MediaOne, A/N, TWE and TWE-A/N to consummate the Contribution and the Distribution shall be subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by TWE, MediaOne, A/N, TWE and TWE-A/N:

               (a) No Injunction. No statute, rule, regulation, injunction, restraining order or decree of any nature of any court or Governmental Authority shall be in effect that restrains, prevents or materially changes the Contribution or the Distribution.

               (b) Consents. All material consents, approvals, licenses, permits, orders or authorizations of, or registrations, declarations, notices or filings with, any Governmental Authority which are required to be obtained or made in connection with the Contribution and the Distribution shall have been obtained or made.

                                   ARTICLE VII

                               GENERAL PROVISIONS

     7.1. Termination. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated at any time (i) prior to consummation of the Contribution and the Distribution, by the mutual written consent of TWE and TWE-A/N or (ii) if the Contribution and the Distribution are not consummated by December 31, 1998.

     7.2. Amendments. This Agreement may be amended only by a written instrument executed by all of the parties hereto or their respective successors or assigns; provided, however, that Article III may be amended by a written instrument executed by TWE, TWX and MediaOne.

     7.3. Expenses. Except as otherwise provided herein, the Company shall pay all fees and expenses relating to the Contribution and the Distribution, except that each of the parties hereto shall pay the fees and expenses of its respective counsel and shall pay all other expenses incurred by it in connection with the negotiation, preparation and execution of this Agreement.

     7.4. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York without reference to choice of law principles, including all matters of construction, validity and performance.

     7.5. Notices. Notices, requests, permissions, waivers, and other communications hereunder shall be in writing and shall be deemed to have been duly given if signed by the respective persons giving them (in the case of any corporation the signature shall be by an officer thereof) and delivered by hand, mailed by United States mail (registered, return receipt requested) or reputable overnight courier service, properly addressed and postage prepaid, or delivered by telecopy:

               If to TWX, TWE or TWE-A/N, to:

                       TIME WARNER COMPANIES, INC.
                       75 Rockefeller Plaza
                       New York, New York  10019
                       Telephone:  (212) 484-7580
                       Telecopy:   (212) 956-7281
                       Attention:  General Counsel

               with a copy to:

                       Cravath, Swaine & Moore
                       Worldwide Plaza
                       825 Eighth Avenue
                       New York, New York  10019
                       Telephone:  (212) 474-1000
                       Telecopy:   (212) 474-3700
                       Attention:  William P. Rogers, Jr.

               If to MediaOne, to:

                       MEDIAONE GROUP, INC.
                       188 Inverness Drive West
                       Englewood, Colorado 80112
                       Telephone:  (303) 858-3562
                       Telecopy:   (303) 858-3487
                       Attention:  Vice President-Law
               with a copy to:

                       Weil, Gotshal & Manges LLP
                       767 Fifth Avenue
                       New York, New York  10153
                       Telephone:  (212) 310-8000
                       Telecopy:   (212) 310-8007
                       Attention:  Akiko Mikumo, Esq.

               If to A/N, to:

                       ADVANCE/NEWHOUSE PARTNERSHIP
                       5015 Campuswood Drive
                       East Syracuse, New York  13057
                       Telephone:  (315) 463-7675
                       Telecopy:   (315) 463-4127
                       Attention:  Robert J. Miron

               with a copy to:

                       Sabin, Bermant & Gould LLP
                       350 Madison Avenue
                       New York, New York  10017
                       Telephone:  (212) 692-4418
                       Telecopy:   (212) 692-4406
                       Attention:  Arthur J. Steinhauer

Such names and addresses may be changed by notice given in accordance with this
Section 7.5.

     7.6. Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto, all of which are a part hereof) and the LLC Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

     7.7. Headings; References. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to "Articles", "Sections," "Schedules" or "Exhibits" shall be deemed to be references to Articles or Sections hereof or Schedules or Exhibits hereto unless otherwise indicated.

     7.8. Counterparts. This Agreement may be executed in one or more counterparts and each counterpart shall be deemed to be an original.

     7.9. Parties in Interest; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors or assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies under or by reason of this Agreement, except that the Company shall be a third party beneficiary of the representations and warranties set forth in
Article IV. No party to this Agreement may assign or delegate all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other parties to this Agreement.

     7.10. Severability; Enforcement. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

     7.11. Arbitration. Any controversy arising under, out of, in connection with, or relating to, this Agreement, and any amendment hereof, or the breach hereof or thereof, shall be determined and settled by arbitration in New York, New York, by a person or persons mutually agreed upon, or in the event of a disagreement as to the selection of the arbitrator or arbitrators, in accordance with the rules of the American Arbitration Association. Any award rendered therein shall specify the findings of fact of the arbitrator or arbitrators and the reasons of such award, with the reference to and reliance on relevant law. Any such award shall be final and binding on each and all of the paries thereto and their personal representatives, and judgment may be entered thereon in any court having jurisdiction thereof.

               IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                      TIME WARNER COMPANIES, INC.

                                      By: /s/ Spencer B. Hays
                                         ------------------------------
                                         Name: Spencer B. Hays
                                         Title: Vice President

                                      MEDIAONE GROUP, INC.
                                      (a Delaware corporation)

                                      By: /s/ Pearre A. Williams
                                         ------------------------------
                                         Name:  Pearre A. Williams
                                         Title: Vice President

                                      ADVANCE/NEWHOUSE PARTNERSHIP

                                      By:    ADVANCE COMMUNICATION CORP.,
                                             General Partner

                                             By: /s/ Robert J. Miron
                                                --------------------------
                                                Name: Robert J. Miron
                                                Title: President

                                      TIME WARNER ENTERTAINMENT
                                      COMPANY, L.P.

                                      By: /s/ Spencer B. Hays
                                         ------------------------------
                                         Name: Spencer B. Hays
                                         Title: Vice President

                                      TIME WARNER ENTERTAINMENT-
                                       ADVANCE/NEWHOUSE PARTNERSHIP

                                      By:    TIME WARNER ENTERTAINMENT
                                             COMPANY, L.P., General Partner

                                             By: /s/ Spencer B. Hays
                                                --------------------------
                                                Name: Spencer B. Hays
                                                Title: Vice President

                                      For the purposes of Sections 4.6 and 5.3:
                                      TIME WARNER TELECOM LLC

                                      By: /s/ Spencer B. Hays
                                         ------------------------------
                                         Name: Spencer B. Hays
                                         Title: Vice President